EXHIBIT 99.1


Press Release                              Source: DigitalFX International, Inc.


DIGITALFX INTERNATIONAL, INC. REPORTS RECORD QUARTERLY REVENUE OF $5.9 MILLION Monday, August 14, 4:38 pm ET

>>       Q2 REVENUE UP 645% YEAR-ON-YEAR

         LAS VEGAS, NV - August 14, 2006 - DigitalFX International, Inc. ("DigitalFX" or the "Company") (OTC BB: DFXN), a social networking and digital communications company, has announced record operating results for the quarter ended June 30, 2006.

         DigitalFX reported record revenue of approximately $5.9 million for the quarter ended June 30, 2006, as compared to approximately $787,000 in Q2 2005 - a 645% increase. This increase was due to increased sales in all product groups, as well as the January 2006 initiation of sales to Australia and New Zealand.

         Gross profit for the three months ended June 30, 2006 was approximately $4.7 million, as compared to gross profit of approximately $537,000 in Q2 2005 - a 771% increase. Gross profit margins were 80% in Q2 2006, up from 68% in Q2 2005 as a result of an enhanced product mix and economies of scale in services provided for recurring products.

         DigitalFX also reported an operating loss of approximately $35,000 for the three months ended June 30, 2006, as compared to an operating loss of approximately $380,000 in Q2 2005 - a 91% improvement.

         DigitalFX reported a net loss of approximately $46,000 for the three months ended June 30, 2006, as compared to a net loss of approximately $380,000 in Q2 2005 - an 88% improvement. The Q2 2006 loss included $635,000 in one-time charges related to an exchange transaction; these consisted of investment banking, auditing and legal fees. Excluding these one-time charges, net income for Q2 2006 would have been approximately $589,000 on an as adjusted basis.

         Based on approximately 22.1 million shares outstanding, DigitalFX achieved break-even results for the three months ending June 31, 2006, improved from a loss of 0.02 cents per share in Q2 2005. Again excluding the one-time charges related to the exchange transaction, the Company would have earned a profit of 0.03 cents per share on an as adjusted basis.

SIX-MONTH OPERATING RESULTS

         DigitalFX reported record revenue of approximately $9.1 million for the six months ended June 30, 2006, as compared to approximately $1.4 million for the six months ended June 30, 2005 - a 573% increase. This increase was due to increased sales in all product groups and the increase in sales to international markets.

         Gross profit for the six months ended June 30, 2006 was approximately $7.2 million, as compared to gross profit of approximately $986,000 six months ended June 30, 2005 - a 635% increase. Gross profit margins were 79% for the six months ended June 30, 2006, up from 73% six months ended June 30, 2005 as a result of an enhanced product mix and economies of scale in services provided for recurring products.

         DigitalFX also reported operating income of approximately $17,000 for the six months ended June 30, 2006, as compared to an operating loss of approximately $771,000 for the six months ended June 30, 2005 - a 102% increase.

         DigitalFX reported a net loss of approximately $5,000 for the six months ended June 30, 2006, as compared to a net loss of approximately $771,000 for the six months ended June 30, 2005 - a 99% improvement. The loss incurred in the six months ended June 30, 2006 included $635,000 in one-time charges related to an exchange transaction; these consisted of investment banking, auditing and legal fees. Excluding these one-time charges, net income for Q2 2006 would have been approximately $630,000 on an as adjusted basis.

         Based on approximately 22.1 million shares outstanding, DigitalFX achieved break-even results for the six months ended June 30, 2006, improved from a loss of 0.04 cents per share for the six months ended June 30, 2005. Again excluding the one-time charges related to the exchange transaction, the Company would have earned a profit of 0.03 cents per share on an as adjusted basis.

EARNINGS CONFERENCE CALL

         DigitalFX will host a conference call on Monday, August 14, 2006 to review first quarter earnings results. The conference call is scheduled for 4:30 p.m., Eastern Daylight Saving Time (EDT). To participate in the call, please dial:

                  U.S. and Canada:          1 (800) 374-0113

                  International:            1 (706) 758-9607

         A replay of the call will be available two hours after completion. You will be able to access it at any time through the DigitalFX Website at www.DigitalFX.com, or by phone until September 14, 2006. To access the replay by phone, please dial:

                  U.S. and Canada:          1 (800) 642-1687

                  International:            1 (706) 645-9291

                  Conference ID:            4471330

ABOUT DIGITALFX INTERNATIONAL, INC.


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


         DigitalFX is a social networking and digital communications company. The Company develops and markets proprietary web-based social networking software applications, including video email, video instant messaging and live webcasting. DigitalFX bundles its proprietary applications with other open source applications and sells them as an integrated suite through an Internet-based subscription model. The Company's Web 2.0 communication tools enable users to create, transcode, send, manage and store all forms of digital media content (i.e., photos, videos, music, documents). These innovative social networking applications are scalable, customizable and highly extendible.

         Currently, the primary source of subscribers for these applications is the Company's social networking website, www.helloworld.com. DigitalFX intends to aggressively expand its subscription base by offering its suite of communications tools to affinity groups, enterprises and other social networks, using its unique multi-tiered marketing program. By providing subscribers with its rich and expanding suite of collaborative applications, DigitalFX is facilitating the rapidly accelerating trends in streaming media, social networking, podcasting and self-generated content. With its dynamic marketing strategy and the remarkable ease of use of its products, the Company intends to simplify the digital lives of millions of subscribers.

FORWARD-LOOKING STATEMENTS

         The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of the Act.


                                      # # #


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


                        DIGITALFX, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                   DECEMBER 31,      JUNE 30,
                                                       2005            2006
                                                   ------------    ------------
ASSETS                                                              (unaudited)
Current assets:
      Cash and cash equivalents .................. $        265             622
      Accounts receivable, net ...................           27             384
      Inventories, net ...........................          154             299
      Prepaid bandwidth charges, affiliate .......         --               100
      Prepaid expenses and other assets ..........           25             157
                                                   ------------    ------------
                  Total current assets ...........          471           1,562

Property and equipment, net ......................          238             281
Deposits, merchant processors ....................          150             473
Other assets .....................................           25              22
                                                   ------------    ------------
                  Total assets ................... $        884           2,338
                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
      Accounts payable ........................... $        343             506
      Accrued expenses ...........................          413             538
      Accrued commissions ........................          424           1,125
      Due to affiliate ...........................           54             194
      Note payable ...............................           50            --
                                                   ------------    ------------
                  Total current liabilities ......        1,284           2,363
                                                   ------------    ------------

Commitments and Contingencies

Stockholders' deficit:
      Preferred Stock, $0.01 par value,
         5,000,000 shares authorized, no shares
         issued and outstanding ..................         --              --
      Common Stock, $0.001 par value,
         100,000,000 shares authorized,
         19,917,435 and 22,074,456 shares
         issued and outstanding ..................           20              22
      Additional Paid In Capital .................        4,440           4,764
      Deferred Compensation ......................          (57)           --
      Other comprehensive loss ...................           (1)             (4)
      Accumulated deficit ........................       (4,802)          4,807)
                                                   ------------    ------------
                     Total stockholders' deficit .         (400)            (25)
                                                   ------------    ------------

     Total liabilities and stockholders' deficit . $        884           2,338
                                                   ============    ============

           See Notes to Condensed Consolidated Financial Statements.


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


                        DIGITALFX, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                      (in thousands except per share data)

                                                Six months ended June 30,       Three months ended June 30,
                                               ----------------------------    ----------------------------
                                                  2006             2005           2006             2005
                                               ------------    ------------    ------------    ------------
                                               (unaudited)      (unaudited)    (unaudited)     (unaudited)
Revenues ...................................   $      9,122    $      1,355    $      5,865    $        787
Cost of revenues ...........................          1,877             369           1,186             250
                                               ------------    ------------    ------------    ------------

Gross profit ...............................          7,245             986           4,679             537

Commission expenses ........................          4,380             528           2,765             308
Other operating expenses ...................          2,213           1,229           1,314             609
Expenses relating to exchange transaction ..            635            --               635            --
                                               ------------    ------------    ------------    ------------

                     Operating income (loss)             17            (771)            (35)           (380)
Other income (expense) .....................            (22)           --               (11)           --
                                               ------------    ------------    ------------    ------------

Net loss ...................................             (5)           (771)            (46)           (380)
                                               ------------    ------------    ------------    ------------

Weighted average shares outstanding ........     20,097,187      19,917,435      20,276,938      19,917,435
                                               ============    ============    ============    ============

Net loss per share .........................   $      (0.00)   $      (0.04)   $      (0.00)   $      (0.02)
                                               ============    ============    ============    ============

           See Notes to Condensed Consolidated Financial Statements.


CONTACT:

     Keating After Market Support, LLC
     Pamela Solly
     Phone: (720) 489-4912
     ps@keatingams.com

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